UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 13, 2004

AMKOR TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-29472	23-1722724

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1345 ENTERPRISE DRIVE
WEST CHESTER, PA 19380
(Address of Principal Executive Offices, including Zip Code)

(610) 431-9600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS.
SIGNATURES
EXHIBIT INDEX:
PRESS RELEASE DATED 10/13/2004 FOR AMKOR TECHNOLOGY

ITEM 8.01 OTHER EVENTS.

     On October 13, 2004, Amkor announced that it has begun discussions with a group of institutional lenders concerning entering into a credit facility for a $300 million term loan. The term loan will mature on the sixth anniversary of the closing date and will be secured by a second lien on substantially all of the assets of Amkor and its domestic subsidiaries. The term loan will bear interest at a floating rate based on LIBOR and will include covenants similar to those in Amkor’s outstanding 7 1/8% Senior Notes due 2011. Amkor intends to use proceeds of the term loan for working capital and general corporate purposes.

     In connection with this proposed transaction, Amkor issued a press release dated October 13, 2004. A copy of this press release is attached as Exhibit 99.1.

     Amkor issued the following risk factors in its information memorandum related to the credit facility:

RISK FACTORS

     You should carefully consider the risks described below and other information contained in the Confidential Information Memorandum before making an investment decision. The risks and uncertainties described below are not the only ones facing Amkor. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations. We cannot assure you that any of the events discussed in the risk factors below will not occur. If they do, our business, financial condition or results of operations could be materially adversely affected. In such case, the value of the Term Loan could decline, and you might lose all or part of your loan.

     This information memorandum contains forward-looking statements made as of the date of this information memorandum regarding our expected performance that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in the information memorandum.

Dependence on the Highly Cyclical Semiconductor and Electronic Products Industries — We Operate in Volatile Industries, and Industry Downturns Harm Our Performance.

     Our business is tied to market conditions in the semiconductor industry, which is highly cyclical. Because our business is, and will continue to be, dependent on the requirements of semiconductor companies for subcontracted packaging and test services, any downturn in the semiconductor industry or any other industry that uses a significant number of semiconductor devices, such as the personal computer and telecommunication devices industries, could have a material adverse effect on our business and operating results. We are currently experiencing a downturn in the semiconductor industry which has negatively impacted our revenues, margins and net loss. A significant portion of our operating expenses is relatively fixed in nature, and planned expenditures are based in part on anticipated customer orders, which are difficult to estimate due to the industry downturn. Our customers’ aggregate forecasts have weakened considerably during 2004 in connection with a greater level of uncertainty regarding end-market demand. This trend is materially hindering our visibility into revenue, the mix of that revenue, capacity utilization and the pricing environment. In addition, our fixed operating costs and excess capacity have increased in part as a result of our efforts to expand our capacity through acquisitions, including the acquisition of certain operations and assets in Shanghai, China and Singapore from International Business Machines Corp. and Xin Development Co., Ltd. in May 2004, and the acquisition of capital stock of Unitive, Inc. and Unitive Semiconductor Taiwan Corporation in August 2004. We cannot predict if and when industry conditions will improve. If industry conditions do not improve, we could sustain significant losses which could materially impact our business including our liquidity.

Fluctuations in Operating Results — Our Results Have Varied and May Vary Significantly as a Result of Factors That We Cannot Control.

     Many factors could materially and adversely affect our revenues, gross profit and operating results, or lead to significant variability of quarterly or annual operating results. Our profitability is dependent upon the utilization of our capacity, semiconductor package mix, the average selling price of our services and our ability to control our costs including labor, material, overhead and financing costs. Our operating results have varied significantly from period to period. During the three-year period ended December 31, 2003 and the nine-month period ended September 30, 2004, our revenues, gross margins and operating income have fluctuated significantly as a result of the following factors over which we have little or no control and which we expect to continue to impact our business:

•	fluctuation in demand for semiconductors and conditions in the semiconductor industry;

•	changes in our capacity utilization;

•	declines in average selling prices;

•	changes in the mix of semiconductor packages;

•	absence of backlog and the short-term nature of our customers’ commitments and the impact of these factors on the timing and volume of orders relative to our production capacity;

•	changes in costs, availability and delivery times of raw materials and components;

•	changes in labor costs to perform our services;

•	the timing of expenditures in anticipation of future orders;

•	changes in effective tax rates;

•	high leverage and restrictive covenants;

•	international events that impact our operations and environmental events such as earthquakes; and

•	difficulties integrating acquisitions and our ability to attract qualified employees to support our geographic expansion.

     We have historically been unable to accurately predict the impact of these factors upon our results for a particular period. These factors, as well as the factors set forth below which have not significantly impacted our recent historical results, may impair our future business operations and may materially and adversely affect our revenues, gross profit and operating results, or lead to significant variability of quarterly or annual operating results:

•	the availability and cost of financing for expansion;

•	loss of key personnel or the shortage of available skilled workers;

•	rescheduling and cancellation of large orders;

•	warranty and product liability claims;

•	intellectual property transactions and disputes; and

•	fluctuations in our manufacturing yields.

Declining Average Selling Prices — The Semiconductor Industry Places Downward Pressure on the Prices of Our Products.

     Prices for packaging and test services have declined over time. Historically, we have been able to partially offset the effect of price declines by successfully developing and marketing new packages with higher prices, such as advanced leadframe and laminate packages, by negotiating lower prices with our material vendors, and by driving engineering and technological changes in our packaging and test processes which resulted in reduced manufacturing costs. During the first six months of 2004, as compared to the comparable six-month period in 2003, the decline in average selling prices eroded margins by 7%. We expect that average selling prices for our packaging and test services will continue to decline in the future. If our semiconductor package mix does not shift to new technologies with higher prices or we cannot reduce the cost of our packaging and test services to offset a decline in average selling prices, our future operating results will suffer.

High Leverage and Restrictive Covenants — Our Substantial Indebtedness Could Adversely Affect Our Financial Condition and Prevent Us from Fulfilling Our Obligations under the Notes.

     Substantial Leverage. We now have, and for the foreseeable future will continue to have, a significant amount of indebtedness. As of June 30, 2004, our total debt balance was $1,876.8 million. In addition, despite current debt levels, the terms of the indentures governing our indebtedness do not prohibit us or our subsidiaries from incurring substantially more debt. If new debt is added to our consolidated debt level, the related risks that we now face could intensify.

     Covenants in the agreements governing our existing debt, and debt we may incur in the future, may materially restrict our operations, including our ability to incur debt, pay dividends, make certain investments and payments, and encumber or dispose of assets. In addition, financial covenants contained in agreements relating to our existing and future debt could lead to a default in the event our results of operations do not meet our plans and we are unable to amend such financial covenants prior to default. A default under one debt instrument may also trigger cross-defaults under our other debt instruments. An event of default under any debt instrument, if not cured or waived, could have a material adverse effect on us.

     Our substantial indebtedness could:

•	make it more difficult for us to satisfy our obligations with respect to our indebtedness;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to fund future working capital, capital expenditures, research and development and other general corporate requirements;

•	require us to dedicate a substantial portion of our cash flow from operations to service payments on our debt;

•	limit our flexibility to react to changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage to any of our competitors that have less debt; and

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds.

     Ability to Service Debt and Fund Other Liquidity Needs. We cannot assure you that our business will generate cash in an amount sufficient to enable us to service our debt or to fund our other liquidity needs, and if we fail to do so, our business could be materially and adversely affected. Our cash and cash equivalents balance as of June 30, 2004 was $294.6 million. Of our total debt balance as of June 30, 2004 of $1,876.8 million, $143.7 million represented short-term borrowings and the current portion of long-term debt. Of this $143.7 million, a payment of approximately $117 million, plus interest of $4.6 million, is due in the fourth quarter of 2004 in connection with our acquisition of certain operations and assets from International Business

Machines Corp. and Xin Development Co., Ltd. Since June 30, 2004, we made a payment of approximately $31.7 million in connection with the acquisition of capital stock of Unitive, Inc. and Unitive Semiconductor Taiwan Corporation. If we are unable to generate sufficient cash to service our debt or to fund our other liquidity needs, we may need to refinance all or a portion of our debt on or before maturity. We cannot assure you that we will be able to refinance any of our debt on commercially reasonable terms or at all.

Investment in ASI — Our Results and Financial Condition May Be Adversely Affected by Decreases in the Price of ASI’s Common Stock.

     At June 30, 2004, we owned 4.6 million shares, or 4% of ASI’s voting stock. We currently account for our investment in ASI as a marketable security that is available for sale. We intend to sell our remaining investment in ASI. The ultimate level of proceeds from the sale of our remaining investment in ASI could be less than the current carrying value of $13.1 million. In addition, in the event of a decline in the market value of the ASI stock that is not temporary, we will be required to record a charge to earnings for the unrealized loss, and a new cost basis for the stock will be established.

     In connection with our sale of ASI shares to Dongbu in September 2002, Amkor and Dongbu agreed to use their best efforts to provide releases and indemnifications to the past and incumbent chairman, directors and officers of ASI, including James Kim, our CEO and chairman, and members of his family, from any and all liabilities arising out of the performance of their duties at ASI between January 1, 1995 and December 31, 2001. We are not aware of any claims or other liabilities which these individuals would be released from or for which they would receive indemnification.

Absence of Backlog – The Recent Decrease in Customer Demand has Adversely Affected Our Revenues.

     Our packaging and test business does not typically operate with any material backlog. Our quarterly net revenues from packaging and test are substantially dependent upon our customers’ demand in that quarter. None of our customers have committed to purchase any significant amount of packaging or test services or to provide us with binding forecasts of demand for packaging and test services for any future period. In addition, our customers often reduce, cancel or delay their purchases of packaging and test services. Recently, our customers’ forecasts have declined and our customers have provided lower-than-expected support for these forecasts, which has led to a decrease in our revenues. Because a large portion of our costs is fixed and our expense levels are based in part on our expectations of future revenues, we have been unable to adjust costs in a timely manner to compensate for the revenue shortfall, which has adversely affected our margins and net loss. If customer demand does not increase, our business and operating results will be materially and adversely affected.

Risks Associated With International Operations — We Depend on Our Factories and Operations in the Philippines, Korea, Japan, Taiwan, China and Singapore. Many of Our Customers’ and Vendors’ Operations Are Also Located Outside of the U.S.

     We provide packaging and test services through our factories and other operations located in the Philippines, Korea, Japan, Taiwan, China and Singapore. Moreover, many of our customers’ and vendors’ operations are located outside the U.S. The following are some of the risks inherent in doing business internationally:

•	regulatory limitations imposed by foreign governments;

•	fluctuations in currency exchange rates;

•	political, military and terrorist risks;

•	disruptions or delays in shipments caused by customs brokers or government agencies;

•	unexpected changes in regulatory requirements, tariffs, customs, duties and other trade barriers;

•	difficulties in staffing and managing foreign operations; and

•	potentially adverse tax consequences resulting from changes in tax laws.

Difficulties Integrating Acquisitions — We Face Challenges as We Integrate New and Diverse Operations and Try to Attract Qualified Employees to Support Our Expansion.

     As a result of our geographic expansion and our business strategy to pursue strategic acquisitions, we have experienced, and expect to continue to experience, growth in the scope and complexity of our operations. For example, each business we have acquired had, at the time of acquisition, multiple systems for managing its own manufacturing, sales, inventory and other operations. Migrating these businesses to our systems typically is a slow, expensive process requiring us to divert significant amounts of resources from multiple aspects of our operations. This growth has strained our managerial, financial, manufacturing and other resources. Future acquisitions and expansions may result in inefficiencies as we integrate new operations and manage geographically diverse operations. Our success depends to a significant extent upon the continued service of our key senior management and technical personnel, any of whom would be difficult to replace. Competition for qualified employees is intense, and our business could be adversely affected by the loss of the services of any of our existing key personnel. Additionally, as part of our ongoing strategic planning, we evaluate our management team and engage in long-term succession planning in order to ensure orderly replacement of key personnel. We cannot assure you that we will be successful in these efforts or in hiring and properly training sufficient numbers of qualified personnel and in effectively managing our growth. Our inability to attract, retain, motivate and train qualified new personnel could have a material adverse effect on our business.

Dependence on Materials and Equipment Suppliers — Our Business May Suffer If The Cost, Quality or Supply of Materials or Equipment Changes Adversely.

     We obtain from various vendors the materials and equipment required for the packaging and test services performed by our factories. We source most of our materials, including critical materials such as leadframes, laminate substrates and gold wire, from a limited group of suppliers. Furthermore, we purchase the majority of our materials on a purchase order basis from suppliers with whom we have no long-term contracts. Our business may be harmed if we cannot obtain materials and other supplies from our vendors: (1) in a timely manner, (2) in sufficient quantities, (3) in acceptable quality or (4) at competitive prices.

     Beginning in the second quarter of 2003, we began to experience increases in substrate material costs as a result of supply shortages. Substrate material costs have since stabilized at the higher price levels. We have significantly enhanced our supply base and do not foresee substrate material availability as an ongoing issue. However, supply shortages may again occur in the future and in such an event, gross margins could be negatively impacted.

     In addition, the average price of gold has been increasing over the past few years. Although we have been able to partially offset the effect of gold price increases through price adjustments to customers and changes in our product designs, gold prices may continue to increase. To the extent that we are unable to offset these increases in the future, our gross margins could be negatively impacted.

Capital Expenditures — We Believe We Need To Make Substantial Capital Expenditures, Which May Adversely Affect Our Business.

     We believe that our business requires us to increase our capital expenditures in order to address what we believe is an overall trend in outsourcing of assembly and test. Our capital expenditures for the first six months of 2004 were $294.7 million, and we have budgeted capital expenditures of $80.0 million for the remaining six months of 2004. Our capital expenditure requirements may strain our cash and short-term asset balances, and we expect that the depreciation expenses and, to a lesser extent, factory operating expenses associated with our capital expenditures to increase production capacity, will put downward pressure on our near-term gross margin. In addition, there can be no assurance that we will be able to recognize these expenditures with future revenue.

Increased Litigation Incident to Our Business — Our Business May Suffer as a Result of Our Involvement in Various Lawsuits.

     We are currently a party to various legal proceedings, including those described in our Annual Report on Form 10-K for the year ended December 31, 2003 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004, as filed with the Securities and Exchange Commission. As more fully described therein, recently we have become party to an increased number of litigation matters relative to our historic levels. Much of our recent increase in litigation relates to an allegedly defective epoxy compound, formerly used in some of our products, which is alleged to be responsible for certain semiconductor chip failures. While we have filed cross-claims for indemnification against Sumitomo Bakelite Co., Ltd., the manufacturer of the allegedly defective epoxy mold compound, should the epoxy mold compound be found to be defective, we cannot be certain that we will be able to recover any amount from Sumitomo Bakelite Co., Ltd. if we are held liable in these matters, or that any adverse result would not have a material impact upon us. Moreover, other customers of ours have made inquiries about the epoxy mold compound, which was widely used in the semiconductor industry, and no assurance can be given that claims similar to these will not be made against us by other customers in the future. While we currently believe that the ultimate outcome of these proceedings, individually and in the aggregate, will not have a material adverse effect on our financial position or overall trends in results of operations, litigation is subject to inherent uncertainties. If an unfavorable ruling were to occur in any or all of the various legal proceedings, there exists the possibility of a material adverse impact on our operating results in the period in which the ruling occurs. The estimate of the potential impact from these legal proceedings on our financial position or results of operations could change in the future.

Rapid Technological Change — Our Business Will Suffer If We Cannot Keep Up With Technological Advances in Our Industry.

     The complexity and breadth of semiconductor packaging and test services are rapidly changing. As a result, we expect that we will need to offer more advanced package designs in order to respond to competitive industry conditions and customer requirements. Our success depends upon our ability to develop and implement new manufacturing processes and package design technologies. The need to develop and maintain advanced packaging capabilities and equipment could require significant research and development and capital expenditures in future years. In addition, converting to new package designs or process methodologies could result in delays in producing new package types, which could adversely affect our ability to meet customer orders.

     Technological advances also typically lead to rapid and significant price erosion and may make our existing products less competitive or our existing inventories obsolete. If we cannot achieve advances in package design or obtain access to advanced package designs developed by others, our business could suffer.

Competition — We Compete Against Established Competitors in the Packaging and Test Business.

     The subcontracted semiconductor packaging and test market is very competitive. We face substantial competition from established packaging and test service providers primarily located in Asia, including companies with significant manufacturing capacity, financial resources, research and development operations, marketing and other capabilities. These companies also have established relationships with many large semiconductor companies that are our current or potential customers. On a larger scale, we also compete with the internal semiconductor packaging and test capabilities of many of our customers.

Environmental Regulations — Future Environmental Regulations Could Place Additional Burdens on Our Manufacturing Operations.

     The semiconductor packaging process uses chemicals and gases and generates byproducts that are subject to extensive governmental regulations. For example, at our foreign manufacturing facilities, we produce liquid waste when silicon wafers are diced into chips with the aid of diamond saws, then cooled with running water. Federal, state and local regulations in the United States, as well as international environmental regulations, impose various controls on the storage, handling, discharge and disposal of chemicals used in our manufacturing processes and on the factories we occupy.

     Increasingly, public attention has focused on the environmental impact of semiconductor manufacturing operations and the risk to neighbors of chemical releases from such operations. In the future, applicable land use and environmental regulations may: (1) impose upon us the need for additional capital equipment or other process requirements, (2) restrict our ability to expand our operations, (3) subject us to liability or (4) cause us to curtail our operations.

Protection of Intellectual Property — We May Become Involved in Intellectual Property Litigation.

     We maintain an active program to protect our investment in technology by acquiring intellectual property protection and enforcing our intellectual property rights. Intellectual property rights that apply to our various products and services include patents, copyrights, trade secrets and trademarks. We have filed and obtained a number of patents in the United States and abroad. We expect to continue to file patent applications when appropriate to protect our proprietary technologies, but we cannot assure you that we will receive patents from pending or future applications. In addition, any patents we obtain may be challenged, invalidated or circumvented and may not provide meaningful protection or other commercial advantage to us.

     We may need to enforce our patents or other intellectual property rights or defend ourselves against claimed infringement of the rights of others through litigation, which could result in substantial cost and diversion of our resources. The semiconductor industry is characterized by frequent claims regarding patent and other intellectual property rights. If any third party makes an enforceable infringement claim against us, we could be required to:

•	discontinue the use of certain processes;

•	cease the manufacture, use, import and sale of infringing products;

•	pay substantial damages;

•	develop non-infringing technologies; or

•	acquire licenses to the technology we had allegedly infringed.

     If we fail to obtain necessary licenses or if we are subjected to litigation relating to patent infringement or other intellectual property matters, our business could suffer.

Continued Control By Existing Stockholders — Mr. James Kim and Members of His Family Can Substantially Control The Outcome of All Matters Requiring Stockholder Approval.

     As of May 31, 2004, Mr. James Kim and members of his family beneficially owned approximately 42.1% of our outstanding common stock. Mr. James Kim’s family, acting together, substantially control all matters submitted for approval by our stockholders. These matters could include:

•	the election of all of the members of our board of directors;

•	proxy contests;

•	mergers and acquisitions involving our company;

•	tender offers; and

•	open market purchase programs or other purchases of our common stock.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMKOR TECHNOLOGY, INC.

	By:	/s/ Kenneth T. Joyce

Kenneth T. Joyce
Chief Financial Officer

Date: October 13, 2004

EXHIBIT INDEX:

99.1	Text of Press Release dated October 13, 2004.